EXHIBIT 10.7

2022 NON-QUALIFIED STOCK OPTION AGREEMENT
A Stock Option (the “Option”) granted by Newell Brands Inc., a Delaware corporation (the “Company”), to the employee (the “Optionee”) named in the option letter provided to the Optionee (the “Award Letter”), for common stock, par value $1.00 per share and related common stock purchase rights (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, a copy of which is provided to the Optionee and the terms of which are hereby incorporated by reference (the “Plan”). Unless otherwise provided herein, capitalized terms of this Agreement shall have the same meanings ascribed to them in the Plan.
1.Stock Option Grant. Subject to the provisions set forth herein and the terms and conditions of the Plan, and in consideration of the agreements of the Optionee herein provided, the Company has granted to the Optionee an Option to purchase from the Company the number of shares of Common Stock, at the purchase price per share, set forth in the Award Letter.
2.Acceptance by Optionee. Any vesting of all or a portion of the Option and any right to exercise thereafter are conditioned upon the Optionee’s acceptance of the Award Letter, thereby becoming a party to this Agreement, no later than the day immediately preceding any of the vesting dates specified in this Agreement. Any portion of the Option not accepted prior to an applicable vesting date specified in this Agreement shall be immediately forfeited as of such vesting date. Any portion of the Award not accepted prior to an applicable vesting date specified in this Agreement shall be immediately forfeited as of such vesting date. For the avoidance of doubt, an Optionee who forfeits a portion of the Option by not accepting the Award Letter prior to one or more of the vesting dates may still accept the Award Letter with respect to the portion of the Option subject to a future vesting date. Notwithstanding anything herein to the contrary, in the event the Optionee dies or becomes disabled (as defined in Section 4, below) prior to accepting the Award Agreement, such Optionee shall be deemed to have accepted the Award Letter with respect to any portion of the Option subject to a vesting date occurring after such date of death or disability.
3.Exercise of Option. Except as described in Section 2 and Section 4 below, the Option shall vest and become exercisable (i) with respect to one-third of the Option (rounded down to the nearest whole share), on the first anniversary of the date of grant set forth in the Award Letter (the “Award Date”), (ii) with respect to one-third of the Option (rounded down to the nearest whole share), on the second anniversary of the Award Date, and (iii) with respect to the remainder of the Option, on the third anniversary of the Award Date; in each case if the Optionee remains in continuous employment with the Company or an affiliate of the Company until each such vesting date. Written notice of an election to exercise any portion of the Option shall be given by the Optionee, or his personal representative in the event of the Optionee’s death, in accordance with procedures established by the Company as in effect at the time of such exercise. At the time of exercise of the Option, payment of the purchase price for the shares of Common Stock with respect to which the Option is exercised must be made by one or more of the following methods: (i) in cash, (ii) in cash received from a broker-dealer to whom the Optionee has submitted an exercise notice and irrevocable instructions to deliver the purchase price to the Company from the proceeds of the sale of shares subject to the Option, (iii) by delivery to the Company of other Common Stock owned by the Optionee that is acceptable to the Committee, valued at its Fair Market Value on the date of exercise, or (iv) by certifying to ownership by attestation of such previously owned Common Stock. If applicable, an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to delivery of any certificate for shares of Common Stock must also accompany the exercise. Payment of such taxes shall be made as follows: (i) for individuals who are a Section 16 officer within the meaning of the Securities Exchange Act of 1934, by the

Company’s withholding of such number of shares of Common Stock otherwise issuable upon exercise of the Option with a Fair Market Value equal to the amount of tax to be withheld, or (ii) for all other individuals, by one or more of the following methods: (A) in cash, (B) in cash received from a broker-dealer to whom the Optionee has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Option to pay the withholding taxes, (C) by delivery to the Company of other Common Stock owned by the Optionee that is acceptable to the Committee that has been held for any minimum holding periods to avoid the Company incurring an adverse accounting charge and having a Fair Market Value as of the exercise date equal to the amount of such tax to be withheld, or (D) by the Company’s withholding of such number of shares of Common Stock otherwise issuable upon exercise of the Option with a Fair Market Value equal to the amount of tax to be withheld.
4.Exercise Following Termination of Employment.
(a)General.
(i)In the event of the Optionee’s retirement (as defined below) or death, or if the Optionee’s employment with the Company and all affiliates terminates due to disability, the outstanding portion of the Option shall continue to vest as provided in this Agreement (without regard to any requirements regarding continuous employment with the Company or an affiliate until such vesting date) and remain outstanding and continue to be exercisable until the fifth anniversary of the Optionee’s termination of employment or, if sooner, the date the Option expires by its terms.
(ii)If the Optionee’s employment with the Company and all affiliates terminates for any reason other than those set forth in clause (i) above, the Option shall expire on the date that is ninety (90) calendar days after the date of such termination of employment, and no portion shall be exercisable thereafter. Notwithstanding the foregoing, if the Option would otherwise expire during a blackout period or other period during which the Optionee is restricted from trading the Company’s Common Stock, then the portion of the Option vested as of such date shall instead expire 60 days after the close of such blackout or other period, and thereafter, no portion shall be exercisable.

(b)Service on the Board Continues. Notwithstanding the foregoing, in the case of an Optionee who is also a Director, if the Optionee’s employment with the Company and all affiliates terminates for any reason, and the Optionee’s service on the Board continues thereafter, the Optionee’s service on the Board will be considered employment with the Company and the outstanding portion of the Option shall continue to vest and remain exercisable in accordance with the Award letter. Any subsequent termination of service on the Board will be considered termination of employment, and exercisability of the Option will be determined as of the date of such termination of service; provided, that, to the extent the Optionee would receive more favorable treatment under any of the previous subsections of this Section 4, the Optionee shall be entitled to whichever treatment is more favorable to the Optionee.
(c)Definitions. For purposes of this Section 4:
(i)“affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.

(ii)“disability” means (as determined by the Committee in its sole discretion) the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.
(iii)“Good Cause” shall exist if, and only if the Optionee willfully engages in misconduct in the performance of the Optionee’s duties that causes material harm to the Company, the Optionee materially breaches any Code of Conduct that applies to the Optionee, or the Optionee is convicted of a criminal violation involving fraud or dishonesty. Without limiting the generality of the foregoing, the following shall not constitute Good Cause: the failure by the Optionee and/or the Company to attain financial or other business objectives; any personal or policy disagreement between the Optionee and the Company or any member of the Board; or any action taken by the Optionee in connection with his or her duties if the Optionee has acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the Company and had no reasonable cause to believe his or her conduct was improper. Notwithstanding anything herein to the contrary, in the event the Company terminates the employment of the Optionee for Good Cause hereunder, the Company shall give the Optionee at least thirty (30) days’ prior written notice specifying in detail the reason or reasons for the Optionee’s termination.
(iv)“retirement” means any voluntary or involuntary termination of Optionee’s employment (or, in the event that Section 4(b) applies, Board service) with the Company and any of its affiliates at any time after the Optionee has completed three consecutive years of continuous employment with the Company or any of its affiliates, other than an involuntary termination for Good Cause, or a termination due to Optionee’s death or disability; provided that in the case of any voluntary termination of employment, Optionee provides not less than ninety (90) days’ advance written notice to the Company and Optionee agrees to cooperate with the Company in providing an orderly transition.
(d)General.
(i)The foregoing provisions of this Section 4 shall be subject to the provisions of any written employment or severance agreement that has been or may be executed by the Optionee and the Company or any of its affiliates, or any written severance plan adopted by the Company or any of its affiliates in which the Optionee is a participant, to the extent such provisions provide treatment for vesting and exercise of the Option upon or following a termination of employment that is more favorable to the Optionee than the treatment described in this Section 4, and such more favorable provisions in such agreement or plan shall supersede any inconsistent or contrary provision of this Section 4. For the avoidance of doubt, to the extent any such agreement or plan provides for treatment concerning vesting or exercise upon or following a termination of employment that conflicts with the treatment described in this Section 4, the Optionee shall be entitled to the treatment more favorable to the Optionee.
(ii)As a condition to receiving benefits upon retirement under this Section 4, the Optionee must sign and return a separation agreement and general release, in the form substantially similar to that required of similarly-situated employees of the Company, within 45 days after the termination of the Optionee’s employment and not revoke such release within the time permitted by law (which consideration period and revocation period together may not exceed 60 days following termination of the Optionee’s employment). Such release may require repayment of any benefits under this Section 4 if the Optionee is later found to have committed acts that would have justified a termination for Good Cause.
5.Rights as Stockholder. The Optionee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Option, including the right to vote and to receive dividends and other distributions, except when and to the extent the Option is settled in shares of Common Stock.
6.Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Optionee’s name established by the Company with the Company’s transfer agent, or upon written request from the Optionee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Optionee (or his personal representative, beneficiary or estate).
7.Option Not Transferable. The Option may be exercised only by the Optionee during his lifetime and may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Option shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Option, other than in accordance with its terms, shall be void and of no effect.
8.Administration. The Option shall be administered in accordance with such regulations as the Compensation and Human Capital Committee of the Board of Directors of the Company (or any successor committee) and/or any subcommittee thereof that is duly appointed to administer awards under the Plan (the “Committee”), shall from time to time adopt.
9.Restrictive Covenants.
(a)Definitions. The following definitions apply in this Agreement:
(i)“Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed by the Optionee. Confidential Information includes, but is not limited to: project files; product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.
(ii)“Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.
(iii)Neither Confidential Information nor Trade Secrets include general skills or knowledge, or skills which the Optionee obtained prior to the Optionee’s employment with the Company.

(iv)“Tangible Company Property” means: documents; reports; drawings; diagrams; summaries; photographs; designs; specifications; formulae; samples; models; research and development information; prototypes; tools; equipment; proposals; files; supplier information; and all other written, printed, graphic or electronically stored matter, as well as computer software, hardware, programs, disks and files, and any supplies, materials or tangible property that concern the Company’s business and that come into the Optionee’s possession by reason of the Optionee’s employment, including, but not limited to, any Confidential Information and Trade Secrets contained in tangible form.
(v)“Inventions” means any improvement, discovery, writing, formula or idea (whether or not patentable or subject to copyright protection) relating to the existing or foreseeable business interests of the Company or resulting from any work performed by the Optionee for the Company. Inventions include, but are not limited to, methods, devices, products, techniques, laboratory and field practices and processes, and improvements thereof and know-how related thereto, as well as any copyrightable materials and any trademark and trade name whether or not subject to trademark protection. Inventions do not include any invention that does not relate to the Company’s business or anticipated business or that does not relate to the Optionee’s work for the Company and which was developed entirely on the Optionee’s own time without the use of Company equipment, supplies, facilities or Confidential Information or Trade Secrets.
(b)Confidentiality
(i)During the Optionee’s employment and for a period of five (5) years thereafter, regardless of whether the Optionee’s separation is voluntary or involuntary or the reason therefor, the Optionee shall not use any Tangible Company Property, nor any Confidential Information or Trade Secrets, that comes into the Optionee’s possession in any way by reason of the Optionee’s employment, except for the benefit of the Company in the course of the Optionee’s employment by it, and not in competition with or to the detriment of the Company. The Optionee also will not remove any Tangible Company Property from premises owned, used or leased by the Company except as the Optionee’s duties shall require and as authorized by the Company, and upon termination of the Optionee’s employment, all Confidential Information, Trade Secrets, and Tangible Company Property (including all paper and electronic copies) will be turned over immediately to the Company, and the Optionee shall retain no copies thereof.
(ii)During the Optionee’s employment and for so long thereafter as such information is not generally known to the public, through no act or fault attributable to the Optionee, the Optionee will maintain all Trade Secrets to which the Optionee has received access while employed by the Company as confidential and as the property of the Company.
(iii)The foregoing means that the Optionee will not, without written authority from the Company, use Confidential Information or Trade Secrets for the benefit or purposes of the Optionee or of any third party, or disclose them to others, except as required by the Optionee’s employment with the Company or as authorized above.
(iv)Nothing in this Agreement prevents the Optionee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
(c)Inventions and Designs
(i)The Optionee will promptly disclose to the Company all Inventions that the Optionee develops, either alone or with others, during the period of the Optionee’s employment. All inventions that the Optionee has developed prior to this date have been identified by the Optionee to the Company. The Optionee shall make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.
(ii)The Optionee hereby assigns any right and title to any Inventions to the Company.
(iii)With respect to Inventions that are copyrightable works, any Invention the Optionee creates will be deemed a “work for hire” created within the scope of the Optionee’s employment, and such works and copyright interests therein (and all renewals and extensions thereof) shall belong solely and exclusively to the Company, with the Company having sole right to obtain and hold in its own name copyrights or such other protection as the Company may deem appropriate to the subject matter, and any extensions or renewals thereof. If and to the extent that any such Invention is found not to be a work-for-hire, the Optionee hereby assigns to the Company all right and title to such Invention (including all copyrights and other intellectual property rights therein and all renewals and extensions thereof).
(iv)The Optionee agrees to execute all papers and otherwise provide assistance to the Company to enable it to obtain patents, copyrights, trademarks or other legal protection for Inventions in any country during, or after, the period of the Optionee’s employment. Such assistance shall include but not be limited to preparation and modification (or both) of patent, copyright or trademark applications, preparation and modification (or both) of any documents related to perfecting the Company’s title to the Inventions, and assistance in any litigation which may result or which may become necessary to obtain, assert, or defend the validity of any such patent, copyright or trademark or otherwise relates to such patent, copyright or trademark.
(d)Non-Solicitation. Throughout the Optionee’s employment and for twelve (12) months thereafter, the Optionee agrees that the Optionee will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom the Optionee has had contact for the purpose of performing the Optionee’s job duties and responsibilities); or (ii) customers or actively-sought prospective customers of the Company to purchase from another person or entity products and services that are the same as or similar to those offered and provided by the Company in the last two (2) years of the Optionee’s employment (“Competitive Products”) (this restriction is limited to customers or actively-sought prospective customers with whom the Optionee has material contact through performance of the Optionee’s job duties and responsibilities or through otherwise performing services on behalf of the Company).
(e)Non-Competition. Throughout the Optionee’s employment and for twelve (12) months thereafter, whether terminated for any reason or no reason, Optionee will not perform the same or substantially the same job duties on behalf of a business or organization that competes with any line of business of the Company for which Optionee has provided substantial services; provided, however, that for the purpose of this paragraph “line of business” shall exclude any product line or category that accounts for less than two percent (2%) of the consolidated net sales of the Company or the Optionee’s new employer during the last completed fiscal year prior to the termination of employment. Because the Company’s business is worldwide in scope, it is reasonable for this restriction to apply in every state in the United States and in every other country in which Competitive Products under such line of business were or are sold or marketed.

(f)Non-Disparagement. Throughout the Optionee’s employment and for twelve (12) months thereafter, whether terminated for any reason or no reason, the Optionee agrees not to make any disparaging or negative statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products, or to otherwise act in any manner that would damage the business reputation of the same. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.
(g)Enforcement
(i)The Optionee acknowledges and agrees that: (i) the restrictions provided in this Section 10 of the Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to the Optionee under this Agreement; and (ii) the Optionee’s ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.
(ii)The Optionee also recognizes and agrees that should the Optionee fail to comply with the restrictions set forth above, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. The Optionee therefore agrees that in the event of the breach or threatened breach by the Optionee of any of the terms and conditions of Section 10 of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court to secure immediate temporary, preliminary and permanent injunctive relief without the posting of a bond. The Optionee additionally agrees that if the Optionee is found to have breached any covenant in this Section 10 of the Agreement, the time period provided for in the particular covenant will not begin to run until after the breach has ended, and the Company will be entitled to recover all costs and attorney fees incurred by it in enforcing this Section 10 of the Agreement.
(iii)Optionee may transfer between Newell Brands subsidiaries, Divisions or brands and/or assume different job duties during employment. In that case, these Confidentiality and Non-Solicitation provisions shall automatically be assigned to any other Company employer without any further action by Optionee and without any additional consideration for this Agreement to be enforceable against Optionee by Company.
10.Data Privacy Consent. The Optionee hereby consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement by the Company and its affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. The Optionee understands that the Company and its affiliates hold certain personal information about the Optionee, including, but not limited to, name, home address and telephone number, date of birth, Social Security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or stock units awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Optionee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Optionee authorizes the recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares or other award acquired under the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Optionee understands that refusing or withdrawing consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Optionee understands that the Optionee may contact his or her local human resources representative.
11.Electronic Delivery. The Optionee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Award and any other award made or offered under the Plan. The Optionee understands that, unless earlier revoked by the Optionee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Optionee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Optionee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Optionee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
12.Expiration of Option. Notwithstanding anything else set forth herein to the contrary, this Agreement shall terminate, and the Option shall expire and be of no further force or effect, on the date that is ten (10) years after the date of grant, unless terminated earlier pursuant to the terms of this Agreement; provided that the provisions of Sections 10-14 of this Agreement shall survive any expiration or termination of this Agreement or the Option.
13.Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. The Optionee agrees to submit to personal jurisdiction in the Delaware federal and state courts, and all suits arising between the Company and the Optionee must be brought in said Delaware courts, which will be the sole and exclusive venue for such claims.

14.Acknowledgment. BY ACCEPTING THE AWARD LETTER, THE OPTIONEE ACKNOWLEDGES THAT THE OPTIONEE HAS READ, UNDERSTOOD AND AGREES TO ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT THE OPTIONEE WAS AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE AT THE OPTIONEE’S EXPENSE PRIOR TO ACCEPTING THE AWARD LETTER.

NEWELL BRANDS INC.

By: /s/ Bradford R. Turner
Title: Chief Legal and Administrative Officer and Corporate Secretary